UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 24, 2012

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware	File No. 000-50886	59-3778247
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Bleecker Street, 6th Floor, New York, NY, 10012

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code:  (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 8.01. Other Events.
SIGNATURES

Item 8.01.  Other Events

On July 24, 2012, Virgin Media Inc. (“Virgin Media”) entered into an agreement with Deutsche Bank AG, London Branch (“Deutsche Bank”) to effect a US$ 175 million capped accelerated stock repurchase program (the “ASR Program”).  Virgin Media will repurchase shares in the ASR Program as part of the £625 million share repurchase program that it announced on July 27, 2011, which was later increased by up to a further £250 million in October 2011 following the sale of its UKTV joint venture.

Under the ASR Program, Virgin Media will pay US$ 175 million to Deutsche Bank from available cash on hand to repurchase outstanding shares of Virgin Media common stock. Virgin Media expects to receive a substantial majority of the shares to be delivered by Deutsche Bank under the ASR Program on July 27, 2012.  The specific number of shares that Virgin Media ultimately will repurchase in the ASR Program will be based generally on the daily volume-weighted average share price of Virgin Media common stock over the duration of the ASR Program, subject to a cap provision that establishes a minimum number of repurchased shares.  The minimum share number will depend upon the daily volume-weighted average share price of Virgin Media’s common stock during an agreed initial period that will conclude on or prior to August 3, 2012, subject to extension as permitted under the ASR Program.  Final settlement of the repurchase contemplated by the ASR Program is scheduled to occur no later than October 25, 2012, although the completion date may be accelerated at the option of Deutsche Bank or, under certain circumstances, extended.  At settlement, under certain circumstances, Virgin Media may be entitled to receive additional shares of Virgin Media common stock from Deutsche Bank, or, under certain limited circumstances, Virgin Media may be required to deliver shares or make a cash payment (at its option) to Deutsche Bank.  In connection with the ASR Program, Deutsche Bank on its own behalf is expected to purchase Virgin Media common stock in the open market. All of the repurchased shares delivered to Virgin Media will be held in treasury or retired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2012

VIRGIN MEDIA INC.

By:	/s/ Scott Dresser
Name:	Scott Dresser
Title:	Secretary